AMENDMENT TO THE
                     PRINCIPAL VARIABLE CONTRACTS FUND, INC.
                              MANAGEMENT AGREEMENT

Amendment executed as of the 7th day of August, 2000 to the Management Agreement executed and entered into by and between Principal Variable Contracts Fund, Inc., a Maryland Corporation, and Principal Management Corporation, an Iowa corporation, on the 1st day of July, 1997, (and amendments subsequent thereto) is hereby amended to include the following:

                                   SCHEDULE 15
                                 Management Fees
                     International Emerging Markets Account

                    Average Daily Net Fee as a Percentage of
                 Assets of the Account Average Daily Net Assets
                            first $250 million 1.25%
         next $250 million                               1.20%
         next $250 million                               1.15%
         next $250 million                               1.10%
         Thereafter                                      1.05%


                                   SCHEDULE 16
                                 Management Fees
                           LargeCap Growth Equity and
                          MidCap Growth Equity Accounts

                    Average Daily Net Fee as a Percentage of
                 Assets of the Account Average Daily Net Assets

                            overall fee          1.00

IN WITNESS WHEREOF, the parties have duly executed this Amendment on the date first written above.


Principal Management Corporation        Principal Variable Contracts Fund, Inc.

    /s/Ernest H. Gillum                      /s/A. S. Filean
by:__________________________           by:__________________________